Exhibit 3.46

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CADBURY SCHWEPPES AMERICAS LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2006, AT 9:47 O’CLOCK A.M.

/s/ Harriet Smith Windsor

4254407 8100 061062923	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5209554 DATE: 11-20-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:47 AM 11/20/2006
FILED 09:47 AM 11/20/2006
SRV 061062923 - 4254407 FILE
CERTIFICATE OF FORMATION
OF
CADBURY SCHWEPPES AMERICAS LLC
     This Certificate of Formation of Cadbury Schweppes Americas LLC, dated November 20, 2006, is executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act. The undersigned certifies as follows:
     FIRST: The name of the limited liability company formed hereby is Cadbury Schweppes Americas LLC (the “Company”).
     SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Esther K. Kim
Esther K. Kim
Authorized Person